Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

April 20, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Tupper, Inc.
The Philippines

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form 10-K, Annual Report under Section 13 or 15(d) of  the Securities Exchange Act of 1934, filed by Tupper, Inc. of our report dated April 4, 2009, relating to the financial statements of Tupper, Inc., a Nevada Corporation, as of and for the periods ending February 28, 2009 and February 29, 2008.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC
Maddox Ungar Silberstein, PLLC